Exhibit 23.4
Consent of Independent Certified
Public Accountants
We have issued our report dated August 20, 2010, with respect to the consolidated financial statements of Onvoy, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Denver, Colorado
October 14, 2010